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EXHIBIT 10.38

AGREEMENT

    THIS AGREEMENT is made by and between BellSouth Telecommunications, Inc., ("BellSouth"), a Georgia corporation, and Birch Telecom of the South, Inc. ("Birch"), a Delaware corporation, and shall be deemed effective as of the date of signatures by both parties. This Agreement may refer to either BellSouth or Birch or both as a "Party" or "Parties."

W I T N E S S E T H

    WHEREAS, BellSouth is a local exchange telecommunications company authorized to provide telecommunications services in the states of Alabama, Florida, Georgia, Kentucky, Louisiana, Mississippi, North Carolina, South Carolina and Tennessee; and

    WHEREAS, Birch is or seeks to become an alternative local exchange telecommunications company ("CLEC") authorized to provide telecommunications services in the states of Alabama, Florida, Georgia, Kentucky, Louisiana, Mississippi, North Carolina, South Carolina, and Tennessee; and

    WHEREAS, the Parties wish to resell BellSouth's telecommunications services and/or interconnect their facilities, purchase network elements and other services, and exchange traffic specifically for the purposes of fulfilling their obligations pursuant to sections 251 and 252 of the Telecommunications Act of 1996 ("the Act").

    NOW THEREFORE, in consideration of the mutual agreements contained herein, BellSouth and Birch agree as follows:

1.	Term of the Agreement
1.1
The term of this Agreement shall be two years, beginning as of the date of signature by both Parties and shall apply to the states of Alabama, Florida, Georgia, Kentucky, Louisiana, Mississippi, North Carolina, South Carolina, and Tennessee. If as of the expiration of this Agreement, a Subsequent Agreement (as defined in Section 2.2 below) has not been executed by the Parties, this Agreement shall continue on a month-to-month basis at the same terms conditions and prices as those in effect as of the expiration date hereof while a Subsequent Agreement is being negotiated. The Parties' rights and obligations with respect to this Agreement after expiration shall be as set forth in Section 2.4 below.
1.2
The Parties agree that by no later than one hundred and eighty (180) days prior to the expiration of this Agreement, they shall commence negotiations with regard to the terms, conditions and prices of resale and/or local interconnection to be effective beginning on the expiration date of this Agreement ("Subsequent Agreement").
1.3
If, within one hundred and thirty-five (135) days of commencing the negotiation referred to in Section 2.2 above, the Parties are unable to satisfactorily negotiate new resale and/or local interconnection terms, conditions and prices, either Party may petition the Commission to establish appropriate local interconnection and/or resale arrangements pursuant to 47 U.S.C. 252. The Parties agree that, in such event, they shall encourage the Commission to issue its order regarding the appropriate local interconnection and/or resale arrangements no later than the expiration date of this Agreement. The Parties further agree that in the event the Commission does not issue its order prior to the expiration date of this Agreement, or if the Parties continue beyond the expiration date of this Agreement to negotiate the local interconnection and/or resale arrangements without Commission intervention, the terms, conditions and prices ultimately ordered by the Commission, or negotiated by the Parties, will be effective retroactive to the day following the expiration date of this Agreement.

1.4
Notwithstanding the foregoing, in the event that as of the date of expiration of this Agreement and conversion of this Agreement to a month-to-month term, the Parties have not entered into a Subsequent Agreement and the parties have not commenced good faith negotiations in a timely manner, no arbitration proceeding has been filed in accordance with Section 2.3 above, or the Parties have not mutually agreed (where permissible) to extend the arbitration window for petitioning the applicable Commission(s) for resolution of those terms upon which the Parties have not agreed, then either Party may terminate this Agreement upon sixty (60) days notice to the other Party. In the event that BellSouth terminates this Agreement as provided above, BellSouth shall continue to offer interconnection, unbundled network elements and services to Birch pursuant to the terms, conditions and rates set forth in BellSouth's then current standard interconnection agreement. The Parties may continue to negotiate a Subsequent Agreement, and the terms of such Subsequent Agreement shall be effective retroactive to the day following expiration of this Agreement
2.	Good Faith Performance

In the performance of their obligations under this Agreement, the Parties shall act in good faith and consistently with the intent of the Act. Where notice, approval, or similar action by a Party is permitted or required by any provision of this Agreement, (including, without limitation, the obligation of the Parties to further negotiate the resolution of new or open issues under this Agreement) such action shall not be unreasonably delayed, withheld, or conditioned.
3.	Ordering Procedures
3.1
Birch shall provide BellSouth its Carrier Identification Code (CIC), Operating Company Number (OCN), Group Access Code (GAC) and Access Customer Name and Address (ACNA) code as applicable prior to placing its first order.
3.2	The Parties agree to adhere to the BellSouth Local Interconnection and Facility Based Ordering Guide and Resale Ordering Guide, as appropriate for the services ordered.
3.3	Birch shall pay charges for Operational Support Systems (OSS) as set forth in this Agreement in Attachment 1 and/or in Attachment 2, 3, 5 and 7 as applicable.
4.	Parity

When Birch purchases, pursuant to Attachment 1 of this Agreement, telecommunications services from BellSouth for the purposes of resale to end users, BellSouth shall provide said services so that the services and service provisioning are at least equal in quality, subject to the same conditions, and provided within the same provisioning time intervals that BellSouth provides to its affiliates, subsidiaries and end users. To the extent technically feasible, the quality of a Network Element, as well as the quality of the access to such Network Element provided by BellSouth to Birch shall be at least equal in quality to that which BellSouth provides to itself, its subsidiaries, affiliates, or other carriers. The quality of the interconnection between the networks of BellSouth and the network of Birch shall be at a level that is equal to that which BellSouth provides itself, a subsidiary, an Affiliate, or any other party. The interconnection facilities shall be designed to meet the same technical criteria and service standards that are used within BellSouth's network and shall extend to a consideration of service quality as perceived by end users and service quality as perceived by Birch.

5.	Directory Listings

BellSouth shall provide Birch and their customers on a non-discriminatory basis, access to white pages and yellow pages directory listings in the same manner BellSouth provides such listings to its own end users, and consistent with the following terms:
5.1
Listings. Birch shall provide all new, changed and deleted listings, on a timely basis and BellSouth or its agent will include Birch residential and business customer listings in the appropriate White Pages (residential and business) or alphabetical directories. Birch will provide to BellSouth all Birch end users that wish to be omitted from directories. Directory listings will make no distinction between Birch and BellSouth subscribers.
5.1.1
Enhanced Listings. Where BellSouth offers to publish, at no charge, in its white pages directory Enhanced White Pages Listings to its retail customers, BellSouth shall publish such listings, at no charge and under the same terms and conditions, for Birch for its end users. Where BellSouth charges its retail customers for Enhanced White Pages Listings, BellSouth shall publish such listings under the same terms and conditions to Birch for its Customers at the applicable wholesale discount set forth in Attachment 1.
5.1.2
Yellow Pages Directory Listings. Where BellSouth offers to publish in its Yellow Pages Directory free Yellow Pages listings to its retail end users, BellSouth shall publish such listings, at no charge, and under the same terms and conditions to Birch for its end users. Where BellSouth charges business end users for Yellow Pages basic Directory Listings, BellSouth shall provide one Yellow Pages basic Directory Listing for each AT&T Customer, who subscribes to business services, at BellSouth tariffed rates at the applicable wholesale discount. BellSouth shall not provide "lead" information on Birch end users to its Yellow Pages directory publishing Affiliate without written permission from Birch.
5.2
Rates. Unless otherwise agreed, BellSouth and Birch will provide to each other subscriber primary listing information in the White Pages at no charge except for discounted applicable wholesale service order charges as set forth in the appropriate tariffs.
5.3
Procedures for Submitting Birch Subscriber Information are found in BellSouth's Ordering Guide for manually processed listings and in the Local Exchange Ordering Guide for mechanically submitted listings.
5.3.1
Notwithstanding any provision(s) to the contrary, Birch agrees to provide to BellSouth, and BellSouth agrees to accept, Birch's Subscriber Listing Information (SLI) relating to Birch's customers in the geographic area(s) covered by this Interconnection Agreement. Birch authorizes BellSouth to release all such Birch SLI provided to BellSouth by Birch to qualifying third parties via either license agreement or BellSouth's Directory Publishers Database Service (DPDS), General Subscriber Services Tariff, Section A38.2, as the same may be amended from time to time. Such CLEC SLI shall be intermingled with BellSouth's own customer listings of any other CLEC that has authorized a similar release of SLI. Where necessary, BellSouth will use good faith efforts to obtain state commission approval of any necessary modifications to Section A38.2 of its tariff to provide for release of third party directory listings, including modifications regarding listings to be released pursuant to such tariff and BellSouth's liability therunder. BellSouth's obligation pursuant to this Section shall not arise in any particular state until the commission of such state has approved modifications to such tariff.

5.3.2
No compensation shall be paid to Birch for BellSouth's receipt of Birch SLI, or for the subsequent release to third parties of such SLI. In addition, to the extent BellSouth incurs costs on an ongoing basis to administer the release of Birch SLI, Birch shall pay to BellSouth its proportionate share of the reasonable costs associated therewith. Before BellSouth incurs any cost under this Section, it shall inform Birch of its good faith estimate of Birch's share of such cost, and Birch shall have the option of agreeing in writing to the cost or of discontinuing the release of Birch's SLI.
5.3.3
BellSouth shall not be liable for the content or accuracy of any SLI provided by Birch under this Agreement. Birch shall indemnify, hold harmless and defend BellSouth from and against any damages, losses, liabilities, demands claims, suits, judgments, costs and expenses (including but not limited to reasonable attorneys' fees and expenses) arising from BellSouth's tariff obligations or otherwise and resulting from or arising out of any third party's claim of inaccurate Birch listings or use of the SLI provided pursuant to this Agreement. BellSouth shall forward to Birch any complaints received by BellSouth relating to the accuracy or quality of Birch listings.
5.3.4	Listings and subsequent updates will be released consistent with BellSouth system changes and/or update scheduling requirements.
5.4	Unlisted/Non-Published Subscribers. Birch will be required to provide to BellSouth the names, addresses and telephone numbers of all Birch customers that wish to be omitted from directories.
5.5
Inclusion of Birch Customers in Directory Assistance Database. BellSouth will include and maintain Birch subscriber listings in BellSouth's Directory Assistance databases at no charge and Birch shall provide such Directory Assistance listings at no charge. BellSouth will update the Directory Assistance database with the same timeliness as for its retail end users. BellSouth and Birch will formulate appropriate procedures regarding lead-time, timeliness, format and content of listing information. BellSouth shall advise Birch as soon as possible, but in no event fewer than six (6) months in advance, of any changes in the maintenance of the Directory Listings database or any mechanisms or interfaces, whether industry standard or not, pursuant to which BellSouth will provide Directory Listings to Birch.
5.6
Listing Information Confidentiality. BellSouth will accord Birch's directory listing information the same level of confidentiality that BellSouth accords its own directory listing information, and BellSouth shall limit access to Birch's customer proprietary or confidential directory information to those BellSouth employees who are involved in the preparation of listings and such information shall not be used for other purposes..
5.7	Optional Listings. Additional listings and optional listings will be offered by BellSouth at tariffed rates as set forth in the General Subscriber Services Tariff.
5.8	Directory Delivery. BellSouth or its agent shall deliver White Pages directories and Yellow Pages directories to Birch subscribers at no charge or as specified in a separate BAPCO agreement.

6.	Bona Fide Request/New Business Request Process for Further Unbundling

If Birch is a facilities based provider or a facilities based and resale provider, this section shall apply. BellSouth shall, upon request of Birch, provide to Birch access to its network elements at any technically feasible point for the provision of Birch's telecommunications service where such access is necessary and failure to provide access would impair the ability of Birch to provide services that it seeks to offer. Any request by Birch for access to a network element, interconnection option, or for the provisioning of any service or product that is not already available shall be treated as a Bona Fide Request/New Business Request, and shall be submitted to BellSouth pursuant to the Bona Fide Request/New Business Request process set forth following.
6.1
A Bona Fide Request/New Business Request shall be submitted in writing to Birch's Account Manager by Birch and shall specifically identify the requested service date, technical requirements, space requirements and/or such specifications that clearly define the request such that BellSouth has sufficient information to analyze and prepare a response.
6.2	Upon request, a service or product requested by another carrier through BFR/NBR process shall be available to Birch on the same rates, terms and conditions.
7.	Court Ordered Requests for Call Detail Records and Other Subscriber Information
7.1
To the extent technically feasible, BellSouth maintains call detail records for Birch end users for limited time periods and can respond to subpoenas and court ordered requests for this information. BellSouth shall maintain such information for Birch end users for the same length of time it maintains such information for its own end users.
7.2
Birch agrees that BellSouth will respond to subpoenas and court ordered requests delivered directly to BellSouth for the purpose of providing call detail records when the targeted telephone numbers belong to Birch end users. Billing for such requests will be generated by BellSouth and directed to the law enforcement agency initiating the request.
7.3
Where BellSouth is providing to Birch telecommunications services for resale or providing to Birch the local switching function, then Birch agrees that in those cases where Birch receives subpoenas or court ordered requests regarding targeted telephone numbers belonging to Birch end users, if Birch does not have the requested information, Birch will advise the law enforcement agency initiating the request to redirect the subpoena or court ordered request to BellSouth. Where the request has been forwarded to BellSouth, billing for call detail information will be generated by BellSouth and directed to the law enforcement agency initiating the request.
7.4
In all other instances, Birch will provide Birch end user and/or other customer information that is available to Birch in response to subpoenas and court orders for their own customer records. When BellSouth receives subpoenas or court ordered requests regarding targeted telephone numbers belonging to Birch end users, BellSouth will advise the law enforcement agency initiating the request to redirect the subpoena or court ordered request to Birch.
8.	Liability and Indemnification
8.1	BellSouth Liability. BellSouth shall take financial responsibility for its own actions in causing, or its lack of action in preventing, unbillable or uncollectible Birch revenues.
8.2
Birch Liability. In the event that, by amendment to this agreement or otherwise, Birch consists of two (2) or more separate entities as set forth in the preamble to this Agreement, all such entities shall be jointly and severally liable for the obligations of Birch under this Agreement.

8.3
Liability for Acts or Omissions of Third Parties. Neither BellSouth nor Birch shall be liable for any act or omission of another telecommunications company providing a portion of the services provided under this Agreement.
8.4	Limitation of Liability.
8.4.1
Each Party's liability to the other for any loss, cost, claim, injury or liability or expense, including reasonable attorney's fees relating to or arising out of any negligent act or omission in its performance of this Agreement whether in contract or in tort, shall be limited to a credit for the actual cost of the services or functions not performed or improperly performed, except to the extent otherwise provided for in this Agreement. Notwithstanding the foregoing, claims for damages by a Party, any customer of that Party, or any other person or entity resulting from the gross negligence or willful misconduct of the other Party shall not be subject to such limitation of liability.
8.4.2
Limitations in Tariffs. A Party may, in its sole discretion, provide in its tariffs and contracts with its Customer and third parties that relate to any service, product or function provided or contemplated under this Agreement, that to the maximum extent permitted by Applicable Law, such Party shall not be liable to Customer or third Party for (i) any Loss relating to or arising out of this Agreement, whether in contract, tort or otherwise, that exceeds the amount such Party would have charged that applicable person for the service, product or function that gave rise to such Loss and (ii) Consequential Damages. To the extent that a Party elects not to place in its tariffs or contracts such limitations of liability, and the other Party incurs a Loss as a result thereof, such Party shall indemnify and reimburse the other Party for that portion of the Loss that would have been limited had the first Party included in its tariffs and contracts the limitations of liability that such other Party included in its own tariffs at the time of such Loss.
8.4.3
Neither BellSouth nor Birch shall be liable for damages to the other's terminal location, POI or other company's customers' premises resulting from the furnishing of a service, including, but not limited to, the installation and removal of equipment or associated wiring, except to the extent caused by a company's negligence or willful or intentional misconduct or by a company's failure to properly ground a local loop after disconnection.
8.4.4
Under no circumstance shall a Party be responsible or liable for indirect, incidental, or consequential damages, including, but not limited to, economic loss or lost business or profits, damages arising from the use or performance of equipment or software, or the loss of use of software or equipment, or accessories attached thereto, delay, error, or loss of data. In connection with this limitation of liability, each Party recognizes that the other Party may, from time to time, provide advice, make recommendations, or supply other analyses related to the Services, or facilities described in this Agreement, and, while each Party shall use diligent efforts in this regard, the Parties acknowledge and agree that this limitation of liability shall apply to provision of such advice, recommendations, and analyses.
8.5
Indemnification for Certain Claims. The Party providing services hereunder, its affiliates and its parent company, shall be indemnified, defended and held harmless by the Party receiving services hereunder against any claim, loss or damage arising from the receiving company's use of the services provided under this Agreement pertaining to (1) claims for libel, slander or invasion of privacy arising from the content of the receiving company's own communications, or (2) any claim, loss or damage claimed by the customer of the Party receiving services arising from such company's use or reliance on the providing company's services, actions, duties, or obligations arising out of this Agreement.

8.6
Disclaimer. EXCEPT AS SPECIFICALLY PROVIDED TO THE CONTRARY IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES TO THE OTHER PARTY CONCERNING THE SPECIFIC QUALITY OF ANY SERVICES, OR FACILITIES PROVIDED UNDER THIS AGREEMENT. THE PARTIES DISCLAIM, WITHOUT LIMITATION, ANY WARRANTY OR GUARANTEE OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, ARISING FROM COURSE OF PERFORMANCE, COURSE OF DEALING, OR FROM USAGES OF TRADE.
9.	Intellectual Property Rights and Indemnification
9.1
No License. Except for the limited right to access BellSouth information through various operational support systems as set forth in this Agreement for use as expressly set forth herein, no patent, copyright, trademark or other proprietary right is licensed, granted or otherwise transferred by this Agreement. Birch is strictly prohibited from any use, including but not limited to in sales, in marketing or advertising of telecommunications services, of any BellSouth name, service mark or trademark, except that (1) Birch may make factual references to the BellSouth name in response to a customer or potential customer inquiry regarding the source of the underlying services or the identity of repair technicians, and (2) Birch may use the BellSouth name in comparative advertising so long as the reference is truthful and factual, does not relate to the source of the underlying service and does not imply any agency relationship, partnership, endorsement, sponsorship or affiliation by or with BellSouth..
9.2
Ownership of Intellectual Property. Any intellectual property which originates from or is developed by a Party shall remain in the exclusive ownership of that Party. Except for a limited license to use patents or copyrights to the extent necessary for the Parties to use any facilities or equipment (including software) or to receive any service solely as provided under this Agreement, no license in patent, copyright, trademark or trade secret, or other proprietary or intellectual property right now or hereafter owned, controlled or licensable by a Party, is granted to the other Party or shall be implied or arise by estoppel. It is the responsibility of each Party to ensure at no additional cost to the other Party that it has obtained any necessary licenses in relation to intellectual property of third Parties used in its network that may be required to enable the other Party to use any facilities or equipment (including software), to receive any service, or to perform its respective obligations under this Agreement.
9.3
Indemnification. The Party providing a service pursuant to this Agreement will defend the Party receiving such service or data provided as a result of such service against claims of infringement arising solely from the use by the receiving Party of such service and will indemnify the receiving Party for any damages awarded based solely on such claims in accordance with Section 8 of this Agreement.
9.4
Claim of Infringement. In the event that use of any facilities or equipment (including software), becomes, or in reasonable judgment of the Party who owns the affected network is likely to become, the subject of a claim, action, suit, or proceeding based on intellectual property infringement, then said Party shall promptly and at its sole expense, but subject to the limitations of liability set forth below:
9.4.1	modify or replace the applicable facilities or equipment (including software) while maintaining form and function, or
9.4.2	obtain a license sufficient to allow such use to continue.

9.4.3
In the event 9.4.1 or 9.4.2 are commercially unreasonable, then said Party may, terminate, upon reasonable notice, this contract with respect to use of, or services provided through use of, the affected facilities or equipment (including software), but solely to the extent required to avoid the infringement claim.
9.5
Exception to Obligations. Neither Party's obligations under this Section shall apply to the extent the infringement is caused by: (i) modification of the facilities or equipment (including software) by the indemnitee; (ii) use by the indemnitee of the facilities or equipment (including software) in combination with equipment or facilities (including software) not provided or authorized by the indemnitor provided the facilities or equipment (including software) would not be infringing if used alone; (iii) conformance to specifications of the indemnitee which would necessarily result in infringement; or (iv) continued use by the indemnitee of the affected facilities or equipment (including software) after being placed on notice to discontinue use as set forth herein.
9.6
Exclusive Remedy. The foregoing shall constitute the Parties' sole and exclusive remedies and obligations with respect to a third party claim of intellectual property infringement arising out of the conduct of business under this Agreement.
10.	Proprietary and Confidential Information
10.1
Proprietary and Confidential Information: Defined. It may be necessary for BellSouth and Birch, each as the "Discloser," to provide to the other party, as "Recipient," proprietary and confidential information(including trade secret information) including but not limited to technical, financial, marketing, staffing and business plans and information, strategic information, proposals, request for proposals, specifications, drawings, prices, costs, procedures, processes, business systems, software programs, techniques, customer account data, call detail records and like information. This proprietary and confidential information also includes, but is not limited to all orders for Services and Network Elements placed by either Party, and information that would constitute Customer Proprietary Network Information and Recorded Usage Data, whether disclosed by the Discloser or otherwise acquired by the Recepient in the course of the performance of this Agreement. (This proprietary and confidential information is collectively the Discloser's "Information"). All Information provided to Recipient by Discloser shall be treated as proprietary and confidential.
10.2
Use and Protection of Information. Recipient shall use the Information solely for the purpose(s) of performing this Agreement, and Recipient shall protect Information from any use, distribution or disclosure except as permitted hereunder. Recipient will use the same standard of care to protect Information as Recipient uses to protect its own similar confidential and proprietary information, but not less than a reasonable standard of care. Recipient may disclose Information solely to the Authorized Representatives of the Recipient who (a) have a substantive need to know such Information in connection with performance of the Agreement; (b) have been advised of the confidential and proprietary nature of the Information; and (c) have personally agreed in writing to protect from unauthorized disclosure all confidential and proprietary information, of whatever source, to which they have access in the course of their employment. Unless otherwise agreed, Recipient shall not permit employees or agents of Recipient with end user marketing, product development, or any other non-Discloser purpose, to have access to Information under any circumstances. "Authorized Representatives" are the officers, directors and employees of Recipient and its Affiliates, as well as Recipient's and its Affiliates' consultants, contractors, counsel and agents. "Affiliates" means any company that is owned in whole or in part, now or in the future, directly or indirectly through a subsidiary, by a party hereto.

10.3
Ownership, Copying & Return of Information. Information remains at all times the property of Discloser. Recipient may make tangible or electronic copies, notes, summaries or extracts of Information only as necessary for use as authorized herein. All such tangible or electronic copies, notes, summaries or extracts must be marked with the same confidential and proprietary notice as appears on the original. Upon Discloser's request, all or any requested portion of the Information (including, but not limited to, tangible and electronic copies, notes, summaries or extracts of any information) will be promptly returned to Discloser or destroyed according to Discloser's request, and Recipient will provide Discloser with written certification stating that such Information has been returned or destroyed.
10.4
Exceptions. Discloser's Information does not include: (a) any information publicly disclosed by Discloser; (b) any information Discloser in writing authorizes Recipient to disclose without restriction; (c) any information already lawfully known to Recipient at the time it is disclosed by the Discloser, without an obligation to keep confidential; or (d) any information Recipient lawfully obtains from any source other than Discloser, provided that such source lawfully disclosed and/or independently developed such information. If Recipient is required to provide Information to any court or government agency pursuant to written court order, subpoena, regulation or process of law, Recipient must first provided Discloser with prompt written notice of such requirement and cooperate with Discloser to appropriately protect against or limit the scope of such disclosure. To the fullest extent permitted by law, Recipient will continue to protect as confidential and proprietary all Information disclosed in response to a written court order, subpoena, regulation or process of law.
10.5
Equitable Relief. Recipient acknowledges and agrees that any breach or threatened breach of this Agreement is likely to cause Discloser irreparable harm for which money damages may not be an appropriate or sufficient remedy. Recipient therefore agrees that Discloser or its Affiliates, as the case may be, are entitled to receive injunctive or other equitable relief to remedy or prevent any breach or threatened breach of this Agreement. Such remedy is not the exclusive remedy for any breach or threatened breach of this Agreement, but is in addition to all other rights and remedies available at law or in equity.
10.6
Survival of Confidentiality Obligations. The parties' rights and obligations under this Section 10 shall survive and continue in effect until three (3) years after the expiration or termination date of this Agreement with regard to all Information exchanged during the term of this Agreement. Thereafter, the parties' rights and obligations hereunder survive and continue in effect with respect to any Information that is a trade secret under applicable law.
11.	Assignments

Any assignment by either Party to any non-affiliated entity of any right, obligation or duty, or of any other interest hereunder, in whole or in part, without the prior written consent of the other Party shall be void. Such consent will not be unreasonably withheld. A Party may assign this Agreement or any right, obligation, duty or other interest hereunder to an Affiliate company of the Party without the consent of the other Party. All obligations and duties of any Party under this Agreement shall be binding on all successors in interest and assigns of such Party. No assignment or delegation hereof shall relieve the assignor of its obligations under this Agreement in the event that the assignee fails to perform such obligations.

12.	Resolution of Disputes

Except as otherwise stated in this Agreement, the Parties agree that if any dispute arises as to the interpretation of any provision of this Agreement or as to the proper implementation of this Agreement, either Party may petition the Commission for a resolution of the dispute. However, each Party reserves any rights it may have to seek judicial review of any ruling made by the Commission concerning this Agreement.

The Parties agree that this Section does not prevent either Party from seeking temporary equitable remedies, including temporary restraining orders. A request by a Party to a court or a regulatory authority for interim measures or equitable relief shall not be deemed a waiver of the obligation to comply with the Dispute Resolution provisions.

Nonexclusive Remedies except as otherwise expressly provided in this Agreement, each of the remedies provided under this Agreement is cumulative and is in addition to any remedies that may be available at law or in equity.
13.	Taxes
13.1
Definition. For purposes of this Section, the terms "taxes" and "fees" shall include but not limited to federal, state or local sales, use, excise, gross receipts or other taxes or tax-like fees of whatever nature and however designated (including tariff surcharges and any fees, charges or other payments, contractual or otherwise, for the use of public streets or rights of way, whether designated as franchise fees or otherwise) imposed, or sought to be imposed, on or with respect to the services furnished hereunder or measured by the charges or payments therefore, excluding any taxes levied on income.
13.2	Taxes and Fees Imposed Directly On Either Providing Party or Purchasing Party.
13.2.1	Taxes and fees imposed on the providing Party, which are not permitted or required to be passed on by the providing Party to its customer, shall be borne and paid by the providing Party.
13.2.2	Taxes and fees imposed on the purchasing Party, which are not required to be collected and/or remitted by the providing Party, shall be borne and paid by the purchasing Party.
13.3	Taxes and Fees Imposed on Purchasing Party But Collected And Remitted By Providing Party.
13.3.1	Taxes and fees imposed on the purchasing Party shall be borne by the purchasing Party, even if the obligation to collect and/or remit such taxes or fees is placed on the providing Party.
13.3.2
To the extent permitted by applicable law, any such taxes and/or fees shall be shown as separate items on applicable billing documents between the Parties. Notwithstanding the foregoing, the purchasing Party shall remain liable for any such taxes and fees regardless of whether they are actually billed by the providing Party at the time that the respective service is billed.

13.3.3
If the purchasing Party determines that in its opinion any such taxes or fees are not payable, the providing Party shall not bill such taxes or fees to the purchasing Party if the purchasing Party provides written certification, reasonably satisfactory to the providing Party, stating that it is exempt or otherwise not subject to the tax or fee, setting forth the basis therefor, and satisfying any other requirements under applicable law. If any authority seeks to collect any such tax or fee that the purchasing Party has determined and certified not to be payable, or any such tax or fee that was not billed by the providing Party, the purchasing Party may contest the same in good faith, at its own expense. In any such contest, the purchasing Party shall promptly furnish the providing Party with copies of all filings in any proceeding, protest, or legal challenge, all rulings issued in connection therewith, and all correspondence between the purchasing Party and the taxing authority.
13.3.4
In the event that all or any portion of an amount sought to be collected must be paid in order to contest the imposition of any such tax or fee, or to avoid the existence of a lien on the assets of the providing Party during the pendency of such contest, the purchasing Party shall be responsible for such payment and shall be entitled to the benefit of any refund or recovery.
13.3.5
If it is ultimately determined that any additional amount of such a tax or fee is due to the imposing authority, the purchasing Party shall pay such additional amount, including any interest and penalties thereon.
13.3.6
Notwithstanding any provision to the contrary, the purchasing Party shall protect, indemnify and hold harmless (and defend at the purchasing Party's expense) the providing Party from and against any such tax or fee, interest or penalties thereon, or other charges or payable expenses (including reasonable attorney fees) with respect thereto, which are incurred by the providing Party in connection with any claim for or contest of any such tax or fee.
13.3.7
Each Party shall notify the other Party in writing of any assessment, proposed assessment or other claim for any additional amount of such a tax or fee by a taxing authority; such notice to be provided, if possible, at least ten (10) days prior to the date by which a response, protest or other appeal must be filed, but in no event later than thirty (30) days after receipt of such assessment, proposed assessment or claim.
13.4	Taxes and Fees Imposed on Providing Party But Passed On To Purchasing Party.
13.4.1
Taxes and fees imposed on the providing Party, which are permitted or required to be passed on by the providing Party to its customer, shall be borne by the purchasing Party. Nothing in this Agreement shall be construed to create an independent right in the providing Party to pass on taxes and or fees to the purchasing Party.
13.4.2
To the extent permitted by applicable law, any such taxes and/or fees shall be shown as separate items on applicable billing documents between the Parties. Notwithstanding the foregoing, the purchasing Party shall remain liable for any such taxes and fees regardless of whether they are actually billed by the providing Party at the time that the respective service is billed.

13.4.3
If the purchasing Party disagrees with the providing Party's determination as to the application or basis for any such tax or fee, the Parties shall consult with respect to the imposition and billing of such tax or fee. Notwithstanding the foregoing, the providing Party shall retain ultimate responsibility for determining whether and to what extent any such taxes or fees are applicable, and the purchasing Party shall abide by such determination and pay such taxes or fees to the providing Party. The providing Party shall further retain ultimate responsibility for determining whether and how to contest the imposition of such taxes and fees; provided, however, that any such contest undertaken at the request of the purchasing Party shall be at the purchasing Party's expense.
13.4.4
In the event that all or any portion of an amount sought to be collected must be paid in order to contest the imposition of any such tax or fee, or to avoid the existence of a lien on the assets of the providing Party during the pendency of such contest, the purchasing Party shall be responsible for such payment and shall be entitled to the benefit of any refund or recovery.
13.4.5
If it is ultimately determined that any additional amount of such a tax or fee is due to the imposing authority, the purchasing Party shall pay such additional amount, including any interest and penalties thereon.
13.4.6
Notwithstanding any provision to the contrary, the purchasing Party shall protect indemnify and hold harmless (and defend at the purchasing Party's expense) the providing Party from and against any such tax or fee, interest or penalties thereon, or other reasonable charges or payable expenses (including reasonable attorney fees) with respect thereto, which are incurred by the providing Party in connection with any claim for or contest of any such tax or fee.
13.4.7
Each Party shall notify the other Party in writing of any assessment, proposed assessment or other claim for any additional amount of such a tax or fee by a taxing authority; such notice to be provided, if possible, at least ten (10) days prior to the date by which a response, protest or other appeal must be filed, but in no event later than thirty (30) days after receipt of such assessment, proposed assessment or claim.
13.5
Mutual Cooperation. In any contest of a tax or fee by one Party, the other Party shall cooperate fully by providing records, testimony and such additional information or assistance as may reasonably be necessary to pursue the contest. Further, the other Party shall be reimbursed for any reasonable and necessary out-of-pocket copying and travel expenses incurred in assisting in such contest.
14.	Force Majeure

In the event performance of this Agreement, or any obligation hereunder, is either directly or indirectly prevented, restricted, or interfered with by reason of fire, flood, earthquake or like acts of God, wars, revolution, civil commotion, explosion, acts of public enemy, embargo, acts of the government in its sovereign capacity, labor difficulties, including without limitation, strikes, slowdowns, picketing, or boycotts, unavailability of equipment from vendor, changes requested by Customer, or any other circumstances beyond the reasonable control and without the fault or negligence of the Party affected, the Party affected, upon giving prompt notice to the other Party, shall be excused from such performance on a day-to-day basis to the extent of such prevention, restriction, or interference (and the other Party shall likewise be excused from performance of its obligations on a day-to-day basis until the delay, restriction or interference has ceased); provided however, that the Party so affected shall use diligent efforts to avoid or remove such causes of non-performance and both Parties shall proceed whenever such causes are removed or cease.

15.	Year 2000 Compliance

Each Party warrants that it has implemented a program the goal of which is to ensure that all software, hardware and related materials (collectively called "Systems") delivered, connected with BellSouth or supplied in the furtherance of the terms and conditions specified in this Agreement: (i) will record, store, process and display calendar dates falling on or after January 1, 2000, in the same manner, and with the same functionality as such software records, stores, processes and calendar dates falling on or before December 31, 1999; and (ii) shall include without limitation date data century recognition, calculations that accommodate same century and multicentury formulas and date values, and date data interface values that reflect the century.
16.	Modification of Agreement
16.1
BellSouth shall make available, pursuant to 47 USC § 252 and the FCC rules and regulations regarding such availability, to Birch any interconnection, service, or network element provided under any other agreement filed and approved pursuant to 47 USC § 252. The Parties shall adopt all rates, terms and conditions concerning such other interconnection, service or network element and any other rates, terms and conditions that are legitimately related. The adopted interconnection, service, or network element, provision and/or agreement shall apply to the same states as such other agreement and for the identical term of such other agreement.
16.2
If Birch changes its name or makes changes to its company structure or identity due to a merger, acquisition, transfer or any other reason, it is the responsibility of Birch to notify BellSouth of said change and request that an amendment to this Agreement, if necessary, be executed to reflect said change.
16.3
No modification, amendment, supplement to, or waiver of the Agreement or any of its provisions shall be effective and binding upon the Parties unless it is made in writing and duly signed by the Parties.
16.4
Execution of this Agreement by either Party does not confirm or infer that the executing Party agrees with any decision(s) issued pursuant to the Telecommunications Act of 1996 and the consequences of those decisions on specific language in this Agreement. Neither Party waives its rights to appeal or otherwise challenge any such decision(s) and each Party reserves all of its rights to pursue any and all legal and/or equitable remedies, including appeals of any such decision(s).
16.5
In the event that any effective legislative, regulatory (including generic proceedings), judicial or other legal action materially affects any material terms of this Agreement, or the ability of Birch or BellSouth to perform any material terms of this Agreement, Birch or BellSouth may, provide written notice to require that such terms be renegotiated, and the Parties shall renegotiate in good faith such mutually acceptable new terms as may be required. In the event that such new terms are not renegotiated within ninety (90) days after such notice, the Dispute shall be referred to the Dispute Resolution procedure set forth in Section 12.
16.6
If any provision of this Agreement, or the application of such provision to either Party or circumstance, shall be held invalid, the remainder of the Agreement, or the application of any such provision to the Parties or circumstances other than those to which it is held invalid, shall not be effective thereby, provided that the Parties shall attempt to reformulate such invalid provision to give effect to such portions thereof as may be valid without defeating the intent of such provision.

17.	Waivers

A failure or delay of either Party to enforce any of the provisions hereof, to exercise any option which is herein provided, or to require performance of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or options, and each Party, notwithstanding such failure, shall have the right thereafter to insist upon the specific performance of any and all of the provisions of this Agreement.
18.	Governing Law

To the extent any provisions of this Agreement are subject to the jurisdiction of the FCC, applicable federal rules and regulations shall govern those provisions. To the extent any provisions of this Agreement are subject to the jurisdiction of the state Commission, applicable Commission rules and regulations shall govern those provisions. All other provisions of this Agreement shall be governed by the laws of the state of Georgia.
19.	Arm's Length Negotiations
This Agreement was executed after arm's length negotiations between the undersigned Parties and reflects the conclusion of the undersigned that this Agreement is in the best interests of all Parties.

20.	Notices
20.1	Every notice, consent, approval, or other communications required or contemplated by this Agreement shall be in writing and shall be delivered in person or given by postage prepaid mail, address to:
BellSouth Telecommunications, Inc.
CLEC Account Team 9th Floor 600 North 19th Street Birmingham, Alabama 35203
and
General Attorney—COU Suite 4300 675 W. Peachtree St. Atlanta, GA 30375
Birch Telecom of the South, Inc.
Greg Lawhon, General Counsel 2020 Baltimore Avenue Kansas City, Missouri 64108-1914

or at such other address as the intended recipient previously shall have designated by written notice to the other Party.
20.2
Where specifically required, notices shall be by certified or registered mail. Unless otherwise provided in this Agreement, notice by mail shall be effective on the date it is officially recorded as delivered by return receipt or equivalent, and in the absence of such record of delivery, it shall be presumed to have been delivered the fifth day, or next business day after the fifth day, after it was deposited in the mails.

20.3
BellSouth shall provide Birchat least 30 day advance (or such shorter notice as may be required or permitted by Commission order) notice via Internet posting of price changes and of changes to the terms and conditions of services available for resale in accordance with applicable Commission rules or orders. To the extent that revisions occur between the time BellSouth notifies Birch of changes under this Agreement and the time the changes are scheduled to be implemented, BellSouth will immediately notify Birch of such revisions consistent with its internal notification process.
21.	Rule of Construction
No rule of construction requiring interpretation against the drafting Party hereof shall apply in the interpretation of this Agreement.
22.	Headings of No Force or Effect

The headings of Articles and Sections of this Agreement are for convenience of reference only, and shall in no way define, modify or restrict the meaning or interpretation of the terms or provisions of this Agreement.
23.	Multiple Counterparts
This Agreement may be executed multiple counterparts, each of which shall be deemed an original, but all of which shall together constitute but one and the same document.
24.	Implementation of Agreement

If Birch is a facilities based provider or a facilities based and resale provider, this section shall apply. Within 60 days of the execution of this Agreement, the Parties will adopt a schedule for the implementation of the Agreement. The schedule shall state with specificity time frames for submission of including but not limited to, network design, interconnection points, collocation arrangement requests, pre-sales testing and full operational time frames for the business and residential markets. An implementation template to be used for the implementation schedule is contained in Attachment 10 of this Agreement.
25.	Guides

This Agreement contains references to numerous Guides maintained by BellSouth, including, but not limited to, the BellSouth Local Interconnection and Facility Based Ordering Guide, BellSouth Resale Ordering Guide, BellSouth Products and Services Interval Guide, and the BellSouth Facility Based CLEC Activation Requirements Customer Guide (together, "Guides"). Where this Agreement references any BellSouth Guides, the Parties agree to adhere to such Guides, provided that these Guides do not affect the substantive rights and obligations of the Parties under this Agreement. In the event of a conflict between this Agreement and any Guides, this Agreement controls. All intervals set forth in the most current Guides available on the effective date of this contract shall be available to Birch, regardless of future BellSouth updates to the Guides. In the event BellSouth modifies the intervals set forth in the Guides after the effective date of this agreement, Birch, at its sole option and upon written notice to BellSouth,, may choose to continue with the intervals set forth at the effective date of the agreement. Otherwise, the intervals in BellSouth's guides shall apply.
26.	Filing of Agreement

Upon execution of this Agreement it shall be filed with the appropriate state regulatory agency pursuant to the requirements of Section 252 of the Act. If the regulatory agency imposes any filing or public interest notice fees regarding the filing or approval of the Agreement, Birch shall be responsible for publishing the required notice and the publication and/or notice costs shall be borne by Birch.

27.	Entire Agreement

This Agreement and its Attachments, incorporated herein by this reference, sets forth the entire understanding and supersedes prior Agreements between the Parties relating to the subject matter contained herein and merges all prior discussions between them, and neither Party shall be bound by any definition, condition, provision, representation, warranty, covenant or promise other than as expressly stated in this Agreement or as is contemporaneously or subsequently set forth in writing and executed by a duly authorized officer or representative of the Party to be bound thereby.
This Agreement may include attachments with provisions for the following services:
Network Elements and Other Services Local Interconnection Resale Collocation
The following services are included as options for purchase by Birch. Birch shall elect said services by written request to its Account Manager if applicable.

Optional Daily Usage File (ODUF)
Enhanced Optional Daily Usage File (EODUF)
Access Daily Usage File (ADUF)
Line Information Database (LIDB) Storage
Centralized Message Distribution Service (CMDS)
Calling Name (CNAM)

    IN WITNESS WHEREOF, the Parties have executed this Agreement the day and year above first written.

BELLSOUTH TELECOMMUNICATIONS, INC.	BIRCH TELECOM OF THE SOUTH, INC.

Signature	Signature
Jerry D. Hendrix

Name	Name
Sr. Director—Interconnection Services

Title	Title

Date	Date

Definitions

    Affiliate is defined as a person that (directly or indirectly) owns or controls, is owned or controlled by, or is under common ownership or control with, another person. For purposes of this paragraph, the term "own" means to own an equity interest (or equivalent thereof) of more than 10 percent.

    Centralized Message Distribution System is the Telcordia (formerly BellCore) administered national system, based in Kansas City, Missouri, used to exchange Exchange Message Interface (EMI) formatted data among host companies.

    Commission is defined as the appropriate regulatory agency in each of BellSouth's nine state region, Alabama, Florida, Georgia, Kentucky, Louisiana, Mississippi, North Carolina, South Carolina, and Tennessee.

    Daily Usage File is the compilation of messages or copies of messages in standard Exchange Message Interface (EMI) format exchanged from BellSouth to a CLEC.

    Exchange Message Interface is the nationally administered standard format for the exchange of data among the Exchange Carriers within the telecommunications industry.

    Information Service means the offering of a capability for generating, acquiring, storing, transforming, processing, retrieving, utilizing, or making available information via telecommunications, and includes electronic publishing, but does not include any use of any such capability for the management, control, or operation of a telecommunications system or the management of a telecommunications service.

    Intercompany Settlements (ICS) is the revenue associated with charges billed by a company other than the company in whose service area such charges were incurred. ICS on a national level includes third number and credit card calls and is administered by Telcordia (formerly BellCore)'s Calling Card and Third Number Settlement System (CATS). Included is traffic that originates in one Regional Bell Operating Company's (RBOC) territory and bills in another RBOC's territory.

    Intermediary function is defined as the delivery of traffic from Birch; a CLEC other than Birch or another telecommunications carrier through the network of BellSouth or Birch to an end user of Birch; a CLEC other than Birch or another telecommunications carrier.

    Local Interconnection is defined as 1) the delivery of local traffic to be terminated on each Party's local network so that end users of either Party have the ability to reach end users of the other Party without the use of any access code or substantial delay in the processing of the call; 2) the LEC network features, functions, and capabilities set forth in this Agreement; and 3) Service Provider Number Portability sometimes referred to as temporary telephone number portability to be implemented pursuant to the terms of this Agreement.

    Local Traffic is defined as in Attachment 3.

    Message Distribution is routing determination and subsequent delivery of message data from one company to another. Also included is the interface function with CMDS, where appropriate.

    Multiple Exchange Carrier Access Billing ("MECAB") means the document prepared by the Billing Committee of the Ordering and Billing Forum ("OBF:), which functions under the auspices of the Carrier Liaison Committee of the Alliance for Telecommunications Industry Solutions ("ATIS") and by Telcordia (formerly BellCore) as Special Report SR-BDS-000983, Containing the recommended guidelines for the billing of Exchange Service access provided by two or more LECs and/or CLECs or by one LEC in two or more states within a single LATA.

    Network Element is defined to mean a facility or equipment used in the provision of a telecommunications service. Such term may include, but is not limited to, features, functions, and capabilities that are provided by means of such facility or equipment, including but not limited to, subscriber numbers, databases, signaling systems, and information sufficient for billing and collection or used in the transmission, routing, or other provision of a telecommunications service. BellSouth offers access to the Network Elements, unbundled loops; network interface device; sub-loop elements; local switching; transport; tandem switching; operator systems; signaling; access to call-related databases; dark fiber as set forth in Attachment 2 of this Agreement.

    Non-Intercompany Settlement System (NICS) is the Telcordia (formerly BellCore) system that calculates non-intercompany settlements amounts due from one company to another within the same RBOC region. It includes credit card, third number and collect messages.

    Percent of Interstate Usage (PIU) is defined as a factor to be applied to terminating access services minutes of use to obtain those minutes that should be rated as interstate access services minutes of use. The numerator includes all interstate "non-intermediary" minutes of use, including interstate minutes of use that are forwarded due to service provider number portability less any interstate minutes of use for Terminating Party Pays services, such as 800 Services. The denominator includes all "non-intermediary", local, interstate, intrastate, toll and access minutes of use adjusted for service provider number portability less all minutes attributable to terminating Party pays services.

    Percent Local Usage (PLU) is defined as a factor to be applied to intrastate terminating minutes of use. The numerator shall include all "non-intermediary" local minutes of use adjusted for those minutes of use that only apply local due to Service Provider Number Portability. The denominator is the total intrastate minutes of use including local, intrastate toll, and access, adjusted for Service Provider Number Portability less intrastate terminating Party pays minutes of use.

    Revenue Accounting Office (RAO) Status Company is a local exchange company/alternate local exchange company that has been assigned a unique RAO code. Message data exchanged among RAO status companies is grouped (i.e. packed) according to From/To/Bill RAO combinations.

    Service Control Points ("SCPs") are defined as databases that store information and have the ability to manipulate data required to offer particular services.

    Signal Transfer Points ("STPs") are signaling message switches that interconnect Signaling Links to route signaling messages between switches and databases. STPs enable the exchange of Signaling System 7 ("SS7") messages between switching elements, database elements and STPs. STPs provide access to various BellSouth and third party network elements such as local switching and databases.

    Signaling links are dedicated transmission paths carrying signaling messages between carrier switches and signaling networks. Signal Link Transport is a set of two or four dedicated 56 kbps transmission paths between Birch designated Signaling Points of Interconnection that provide a diverse transmission path and cross connect to a BellSouth Signal Transfer Point.

    Telecommunications means the transmission, between or among points specified by the user, of information of the user's choosing, without change in the form or content of the information as sent and received.

    Telecommunications Service means the offering of telecommunications for a fee directly to the public, or to such classes of users as to be effectively available directly to the public, regardless of the facilities used.

    Telecommunications Act of 1996 ("Act") means Public Law 104-104 of the United States Congress effective February 8, 1996. The Act amended the Communications Act of 1934 (47, U.S.C. Section 1 et. seq.).

    Wire Center denotes a building or space within a building a building which serves as an aggregation point on a given carrier's network, where transmission facilities and circuits are connected or switched. Wire Center can also denote a building in which one or more Central Offices, used for the provision of basic exchange services and Switched access service, are located.

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EXHIBIT 10.38